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Ingersoll-Rand to Sell its Bobcat, Utility Equipment and Attachments
Business Units for $4.9 Billion

Hamilton, Bermuda, July 29, 2007—Ingersoll-Rand Company Limited (NYSE:IR) today announced that it has agreed to sell its Bobcat, Utility Equipment and Attachments business units to Doosan Infracore for cash proceeds of approximately $4.9 billion. The sale is subject to customary closing conditions and is targeted to close early in the 2007 fourth quarter.

The combined businesses manufacture and sell compact equipment, including skid-steer loaders, compact track loaders, mini-excavators and telescopic tool handlers; portable air compressors, generators, and light towers; general-purpose light construction equipment; and attachments. For full-year 2006 these businesses collectively generated approximately $2.6 billion in revenues. The sale includes manufacturing facilities in Gwinner and Bismarck, North Dakota; Carrollton, Georgia; Litchfield, Minnesota; Petersburg, Virginia; Wujiang, China; Dobris, Czech Republic; Lyon and Pontchateau, France; Slane, Ireland; and Tredegar, Wales. The businesses employ approximately 5,700 people worldwide.

“The sale of Bobcat, Utility Equipment and Attachments represents the last major action to transform our business portfolio to reposition Ingersoll Rand as a diversified industrial company,” said Herbert L. Henkel, chairman, president and chief executive officer. “We remain focused on driving growth and creating shareholder value through three strategic platforms serving global climate control, industrial and security markets. I am confident that these businesses will deliver consistent financial performance over the long term and across all phases of the economic cycle.

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“The prospective transaction reflects a fair price that recognizes the value of the businesses’ assets, including people, manufacturing facilities, channels and market-leading brands. We are pleased that the Bobcat, Utility Equipment and Attachments businesses will join a major global organization intent on expanding its participation across worldwide construction and related markets. These businesses complement Doosan’s existing product line, extend its presence in key geographic regions, especially North America and Europe, and provide Doosan core business platforms upon which to grow. At the same time, Doosan’s strong position in Asia Pacific markets will provide the acquired businesses significant growth opportunities. The future of these businesses remains sound as strategically important operating units of Doosan.

“Collectively, this transaction and the recent sale of our Road Development business in April 2007 will generate gross proceeds of more than $6.2 billion. As a result, we have created immediate value for our shareholders and unlocked significant capital to drive long-term growth. We will use the proceeds of the sale to make acquisitions that enhance the geographic reach, product lines, and manufacturing capabilities of our strategic business platforms, and we will augment organic growth by funding innovation and new product efforts. In addition, we will continue to implement our previously authorized share repurchase program.”

Credit Suisse Securities and Goldman, Sachs & Co. acted as financial advisers and Simpson Thacher & Bartlett acted as legal advisers for Ingersoll Rand in this transaction.

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This news release includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive, and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-Q for the quarter ended March 31, 2007.

Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.